FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended June 30, 2007
Record Sales Drive 12.5% Increase in Second Quarter EPS
Total Debt Reduced $30.5 Million on Record Cash Flow
     MILWAUKEE—July 16, 2007 — Sensient Technologies Corporation (NYSE: SXT) reported record quarterly revenue of $304.3 million for its second quarter ended June 30, 2007, up 7.8% from the comparable quarter in 2006. Second quarter diluted earnings per share rose 12.5% to 45 cents from 40 cents in last year’s second quarter. Results for the 2006 second quarter included a gain of approximately one cent per share from the sale of a non-core investment.
     Revenue for the first six months of this year was $589.6 million, an 8.2% increase from the prior year’s comparable period. Diluted earnings per share for the six months ended June 30, 2007, were up 10.8% to 82 cents compared to 74 cents in last year’s first half.
     Cash provided by operating activities rose sharply in the quarter, to a record level of $43.7 million. Total debt was reduced by $30.5 million in the quarter as a result of the strong cash flow.
     “We reported record revenue and operating income in our second quarter,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “The Company has achieved six consecutive quarters of earnings growth and we expect this strong performance to continue into 2008.”
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Sensient Technologies Corporation	Page 2
Earnings Release — Second quarter ended June 30, 2007
July 16, 2007
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record quarterly revenue and operating income. Second quarter 2007 revenue increased 7.7% to $202.9 million. Operating income was up 15.0% to $31.2 million compared to the second quarter of 2006. Year-to-date revenue increased 7.9% to $387.2 million and operating income was up 14.7% to $57.4 million. Group revenue in the quarter benefited from higher volumes and improved pricing. Foreign currency translation increased quarterly revenue by approximately 2.7%. Solid volume growth was experienced in all major markets, including the United States, Latin America, Europe and China. Quarterly profit rose as a result of the higher sales, favorable product mix and continued improvements in the profitability of the Group’s European operations.
     The Color Group’s revenue increased 5.6% to $95.6 million for the quarter ended June 30, 2007, compared to $90.5 million in last year’s second quarter. Operating income for the quarter was $17.2 million, up 8.5% from $15.8 million reported in the second quarter of 2006. Year-to-date revenue increased 6.6% to $191.6 million and operating income was up 8.6% to $34.4 million. Quarterly revenue for the Color Group reflected solid growth within the food and beverage and cosmetic product lines. Foreign currency translation increased quarterly revenue by approximately 3.5%. Higher sales and improved product mix contributed to the increase in Color Group profits for the second quarter.
2007 OUTLOOK
     Sensient has increased its reported 2007 diluted earnings per share guidance to between $1.56 and $1.59. The previous range was between $1.54 and $1.56.
CONFERENCE CALL
     The company will host a conference call to discuss its 2007 second quarter financial results at 9:00 a.m. CDT on Monday, July 16, 2007. To make a reservation for the
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Sensient Technologies Corporation	Page 3
Earnings Release — Second quarter ended June 30, 2007
July 16, 2007
conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on July 16, 2007, through midnight on July 23, 2007, by calling (706) 645-9291 and referring to passcode 6348136. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2006, and quarterly report on Form 10-Q for the quarter ended March 31, 2007. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com

Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Revenue	$304,310	$282,212	7.8	$589,578	$545,136	8.2

Cost of products sold	209,834	196,711	6.7	408,954	380,196	7.6
Selling and administrative expenses	54,485	50,373	8.2	106,421	99,037	7.5

Operating income	39,991	35,128	13.8	74,203	65,903	12.6
Interest expense	9,470	8,980		18,722	17,688

Earnings before income taxes	30,521	26,148	16.7	55,481	48,215	15.1
Income taxes	9,288	7,685		16,902	14,134

Net earnings	$21,233	$18,463	15.0	$38,579	$34,081	13.2

Earnings per common share:
Basic	$0.46	$0.40	15.0	$0.83	$0.74	12.2

Diluted	$0.45	$0.40	12.5	$0.82	$0.74	10.8

Average common shares outstanding:
Basic	46,655	45,853	1.7	46,529	45,829	1.5

Diluted	47,149	46,114	2.2	47,029	46,043	2.1

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,
Revenue	2007	2006	% Change	2007	2006	% Change

Flavors & Fragrances	$202,892	$188,299	7.7	$387,166	$358,813	7.9
Color	95,553	90,526	5.6	191,583	179,682	6.6
Corporate & Other	13,150	10,222	28.6	25,214	20,226	24.7
Intersegment elimination	(7,285)	(6,835)	6.6	(14,385)	(13,585)	5.9

Consolidated	$304,310	$282,212	7.8	$589,578	$545,136	8.2

Operating Income

Flavors & Fragrances	$31,187	$27,120	15.0	$57,361	$50,013	14.7
Color	17,185	15,836	8.5	34,417	31,681	8.6
Corporate & Other	(8,381)	(7,828)	7.1	(17,575)	(15,791)	11.3

Consolidated	$39,991	$35,128	13.8	$74,203	$65,903	12.6

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Condensed Balance Sheets
June 30,	2007	2006
Current assets	$568,930	$532,702
Goodwill and intangibles (net)	470,191	448,580
Property, plant and equipment (net)	390,946	379,348
Other assets	47,360	59,139

Total Assets	$1,477,427	$1,419,769

Current liabilities	$224,544	$272,456
Long-term debt	438,515	433,854
Accrued employee and retiree benefits	46,326	44,920
Other liabilities	17,176	8,317
Shareholders’ equity	750,866	660,222

Total Liabilities and Shareholders’ Equity	$1,477,427	$1,419,769

Consolidated Statements of Cash Flows
Three Months Ended June 30,	2007	2006
Net cash provided by operating activities	$43,722	$22,853

Cash flows from investing activities:
Acquisition of property, plant and equipment	(8,802)	(13,422)
Proceeds from sale of assets	2	3,086
Decrease in other assets	210	562

Net cash used in investing activities	(8,590)	(9,774)

Cash flows from financing activities:
Proceeds from additional borrowings	512	776
Debt payments	(33,132)	(7,289)
Dividends paid	(7,522)	(6,953)
Proceeds from options exercised and other	5,471	2,868

Net cash used in financing activities	(34,671)	(10,598)

Effect of exchange rate changes on cash and cash equivalents	532	(294)

Net increase in cash and cash equivalents	993	2,187
Cash and cash equivalents at beginning of period	4,927	2,852

Cash and cash equivalents at end of period	$5,920	$5,039

Supplemental Information
Three Months Ended June 30,	2007	2006
Depreciation and amortization	$11,015	$10,877
Dividends per share	$0.16	$0.15
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